EXHIBIT 10.1

May 17, 2007

Mr. Brian Walker

4930 Noreston

Shawnee, KS 66226

Dear Brian,

In follow-up to our conversations, we are pleased to offer you the position of Senior Vice President/Corporate Controller for UMB Financial Corporation effective June 18, 2007 reporting to Michael Hagedorn. We are delighted that you will be joining us.

This letter is to confirm the following details of our offer:

•	A base salary of $140,000 annually.

•	A sign-on bonus of $10,000 to be paid out with regular pay period of July 5, 2007.

•	Paid-Time-Off (PTO): Upon hire, you will begin accruing PTO at the rate of 20 days annually. Your accrual for 2007 will be prorated, based upon your hire date.

•	Eligibility to participate in the STIP Performance Compensation Program with a target of 15% of base salary.

•	Eligibility for company sponsored benefit plans on the following effective dates:

Date of hire;

Group Life Insurance

Employee Assistance Plan (EAP)

First of the month following one month of employment;

Medical, Dental, Vision, Tax Savings Plan and 401(k) Plan

First of the month following three months of employment;

Supplemental Life and AD&D Insurance

First of the month following six months of employment;

Short Term and Long Term Disability Plans

First January or July following 12 months of employment;

Profit Sharing

Employee Stock Ownership Plan (ESOP)

•	Eligibility for many bank products and services free or on a reduced fee basis

•	In addition to these company sponsored benefits, a variety of additional insurance products are available after three months of employment, though UMB Scout Insurance, Inc.

Please plan on attending our UMB Orientation Program from 8:00 a.m. to 4:00 p.m. on Monday, June 18, 2007. This is held at our location at 928 Grand – 2nd floor, in downtown Kansas City. Parking is located in the bank garage just north of 928 Grand. You will need to provide documentation to verify your identity and work authorization on your start date.

Kevin Vanderweide offer letter; page 1 of 2

GRAPHICS APPEARS HERE]

Welcome to UMB.

Sincerely,

Michael Hagedorn

This offer is contingent upon successful completion of a pre-employment drug screen and a post-employment FBI background check.

As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries. All employment of UMB associates, including yours, constitutes employment at will and is terminable at any time either by you or UMB Bank.

Repayment Agreement:

A prorated re-payment of the Sign-on Bonus will be required should an employee voluntarily leave UMB prior to 12 months of service. Prorating is based upon 1/12th of the amount paid, times the number of months remaining to complete 12 months of service.

I have read and accept the terms and conditions of this job offer.

                                                              Date

Kevin Vanderweide offer letter; page 2 of 2